Exhibit 99.1

PHILLIPS-VAN HEUSEN CORPORATION

200 MADISON AVENUE

NEW YORK, N.Y. 10016

FOR IMMEDIATE RELEASE:

November 18, 2008

Contact:

Michael Shaffer

Executive Vice President and Chief Financial Officer

(212) 381-3523

www.pvh.com

PHILLIPS-VAN HEUSEN CORPORATION REPORTS

2008 THIRD QUARTER RESULTS

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THIRD QUARTER NON-GAAP EPS OF $1.10, WHICH EXCLUDES GEOFFREY BEENE OUTLET RETAIL OPERATIONS AND EXIT COSTS; THIRD QUARTER GAAP EPS OF $1.03

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COMPANY REVISES FULL YEAR 2008 EARNINGS GUIDANCE

New York, New York – Phillips-Van Heusen Corporation [NYSE: PVH] reported 2008 third quarter and year to date results.

For the third quarter of 2008:

•

Earnings per share excluding the operating results and exit costs associated with the Company’s Geoffrey Beene outlet retail division was $1.10, which was in line with the Company’s previous guidance and exceeded the consensus estimate. GAAP earnings per share was $1.03.  (Please see reconciliations of GAAP to non-GAAP earnings per share for 2008 later in this release.)  The prior year’s third quarter earnings per share was $1.05.

•

Total GAAP revenue increased 4% to $727.5 million from $696.4 million in the prior year’s third quarter.

For the nine months of 2008:

•

Total GAAP revenue increased 4% to $1,914.1 million from $1,840.7 million in the prior year’s nine month period.

•

Earnings per share excluding the operating results and exit costs associated with the Company’s Geoffrey Beene outlet retail division was $2.65.  GAAP earnings per share was $2.48.  (Please see reconciliations of GAAP to non-GAAP earnings per share for 2008 later in this release.)  For the prior year’s nine month period, earnings per share was $2.65.

•

The current year’s nine months includes approximately $12 million of start-up costs associated with new businesses, all of which was incurred in the first half of 2008, and which represents an increase of $6 million, or $0.08 per share, over the prior year’s nine month start-up costs of $6 million.

Third Quarter Results

Total GAAP revenue increased 4% for the quarter, driven by a 9% increase in the Calvin Klein licensing business attributable principally to recently licensed product categories and strength in jeans and underwear.  The increase in Calvin Klein licensing revenue was tempered by the slowdown in the global economy during the third quarter and the strengthening of the U.S. dollar against most world currencies. The GAAP revenue of the Company’s wholesale and retail businesses increased 3%, driven by dress furnishings, the Calvin Klein men’s sportswear and retail businesses, and the new Timberland wholesale men’s sportswear business.  Partially offsetting this were revenue declines in the Company’s heritage brand outlet retail businesses, which experienced a comparable stores sales decline of 7%.   The Calvin Klein outlet retail business experienced comparable store sales growth of 1%.  Overall, total outlet retail comparable store sales declined 5% in the third quarter.

Earnings in the third quarter were negatively impacted by the declines in comparable store sales of the heritage outlet retail business and the related decline in gross margin resulting from increased promotional selling given the difficult economic climate.  Additionally, there was a shift of $9 million of advertising spending from the fourth quarter to the third quarter impacting both the combined wholesale and retail businesses and Calvin Klein licensing, which celebrated the 40th anniversary of Calvin Klein during the quarter.

Net interest expense in the third quarter increased as a result of the Company utilizing $200 million of cash during the fourth quarter of 2007 to repurchase approximately 5.2 million shares of common stock.  This, coupled with lower investment rates, reduced interest income.  Offsetting this negative impact was a planned decrease in the effective tax rate for the quarter as compared to the prior year due to certain discrete tax items in the third quarter of 2008.

Nine Months Results

For the nine months, total revenue on a GAAP basis increased 4% to $1,914.1 million in 2008 from $1,840.7 million for the same period in 2007, driven by revenue growth of 18% in the Company’s Calvin Klein licensing business.

For the nine months in 2008, earnings grew 21% in the Company’s Calvin Klein licensing business, which partially offset earnings decreases in the Company’s heritage brand outlet retail and wholesale sportswear businesses.  Earnings for the nine months in 2008 were also negatively impacted by $12 million of start-up costs in the first half of the year associated with the Company’s Timberland wholesale men’s sportswear business and Calvin Klein specialty retail stores, an increase of approximately $6 million, or $0.08 per share, compared to $6 million of start-up costs for these businesses in the prior year’s nine months.

Balance Sheet

The Company ended the third quarter with $197.6 million in cash, a decrease of $139.1 million from the prior year’s third quarter.  This decrease was driven by the completion of the Company’s $200 million stock repurchase program during the fourth quarter of 2007.

Inventories decreased 1% from the prior year’s third quarter.  Inventories at the end of the third quarter of 2008 include an increase of $23 million, or 7%, related to the new Timberland wholesale men’s sportswear business, the opening of additional Calvin Klein specialty retail stores and the recently-acquired Calvin Klein Collection wholesale business.  Excluding this increase, inventories were down 8%, which reflects the Company’s continued focus on aggressively managing inventory levels.

Trade receivables ended the quarter 14% above the prior year due principally to the new Timberland wholesale men’s sportswear business and the recently-acquired Calvin Klein Collection wholesale business. Receivables are current and the Company has not experienced a slowing of collections.

2008 Guidance

The Company is revising its previous projection for full year earnings per share, excluding the operating results and exit costs associated with the Company’s Geoffrey Beene outlet retail division, to a range of $3.00 to $3.10.  (Please see reconciliation of GAAP to Non-GAAP earnings per share estimates later in this release.)  Excluding the operating results and exit costs associated with the Company’s Geoffrey Beene outlet retail division, fourth quarter earnings per share is expected to be in a range of $0.35 to $0.45.  (Please see reconciliation of GAAP to Non-GAAP earnings per share estimates later in this release.)

The Company is currently projecting full year GAAP earnings per share to be in a range of $2.71 to $2.81, which includes Geoffrey Beene operating results and exit costs of approximately $24 million pre-tax, or $15 million after tax.  For the fourth quarter of 2008, GAAP earnings per share is expected to be $0.23 to $0.33, which includes Geoffrey Beene operating results and exit costs of approximately $10 million pre-tax, or $6 million after tax.

Total GAAP revenue for the full year 2008 is projected to be approximately $2.51 billion to $2.53 billion, an increase of 3% to 4% over 2007.  For the fourth quarter, GAAP revenue is expected to be $595 million to $615 million in 2008, an increase of 2% to 5% over the fourth quarter of 2007.

Fourth quarter comparable store sales are planned to be down between 8% and 13% in the Company’s total outlet retail business.

Fourth quarter revenue for the Calvin Klein licensing business is expected to be approximately flat with the prior year, as the continued growth of our licensees’ businesses in local currency  is expected to be offset by the impact of a stronger U.S. dollar versus the prior year.

The Company projects that it will end 2008 with approximately $340 million in cash, with cash flow for 2008 of approximately $70 million. Cash flow for 2008 includes approximately $100 million associated with capital spending and acquisitions.  The cash flow estimate also includes the one-time costs associated with closing the Company’s Geoffrey Beene outlet retail business, net of the benefit associated with liquidating the working capital of this business.

CEO Comments

Commenting on these results, Emanuel Chirico, Chairman and Chief Executive Officer, noted, “Given the overall economic environment,  we are proud of our third quarter performance.  The strength and recognition of the Calvin Klein brand across the world continued to drive revenue and earnings. In our Calvin Klein licensing business, revenue increased 9% despite the strengthening U.S. dollar and slowing growth in international markets. Equally as important, we continue to manage our inventory tightly, with an 8% reduction in inventory levels excluding new businesses, which we believe positions us appropriately for the fourth quarter.”

Mr. Chirico continued, “The recent and rapid deterioration in the overall economic environment in the U.S. and abroad has decreased consumer confidence and spending beyond what we had previously anticipated. This, coupled with the significant strengthening of the U.S. dollar, has caused us to lower our fourth quarter and full year guidance.  However, even during this very difficult time, our diversified stable of brands continues to generate strong profits and cash flows.”

“The strength of our balance sheet,” Mr. Chirico noted, “which is highlighted by our cash position, significant availability under our revolving credit facility, and no maturities of long-term debt until 2011, provides us with the liquidity that we believe we need to manage our business despite the current volatility in the credit markets. Even in this difficult year, we expect to generate approximately $70 million of cash flow.”

Mr. Chirico continued, “As we look forward, we believe the current economic environment will continue into 2009. As such, we are reviewing our operating structure, real estate portfolio and capital spending programs to identify opportunities to improve our efficiency, generate expense savings and maximize cash flows.”

Mr. Chirico concluded, “We believe we have a solid financial platform that will allow us to continue to invest in our brands for long-term growth. It is this platform, together with the strength of our brands that should allow us to achieve higher growth rates when the economic environment improves.”

The Company webcasts its conference calls to review its earnings releases.  The Company’s conference call to review its third quarter earnings release is scheduled for Wednesday, November 19, 2008 at 9:00 a.m. EST.  Please log on either to the Company’s web site at www.pvh.com and go to the News Releases page of the Investor Relations section or to www.companyboardroom.com to listen to the live webcast of the conference call.  The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends.  Please log on to www.pvh.com or www.companyboardroom.com as described above to listen to the replay.  In addition, an audio replay of the conference call is available for 48 hours starting one hour after it is held.  The replay of the conference call can be accessed by calling 1-888-203-1112 and using passcode #8968349.  The conference call and webcast consist of copyrighted material.  They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission.  Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call / webcast, including, without limitation, statements relating to the Company’s future revenue, earnings and cash flows, plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors and other factors;  (iii) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth and inventory, including the Company’s ability to continue to realize revenue growth from developing and growing Calvin Klein; (iv) the Company’s operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit the Company’s ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials (particularly petroleum-based synthetic fabrics, which are currently in high demand), the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced), and civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in the United States or any of the countries where the Company’s products are or are planned to be produced; (v) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas; (vi) acquisitions and issues arising with acquisitions and proposed transactions, including without limitation, the ability to integrate an acquired entity into the Company with no substantial adverse affect on the acquired entity’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance; (vii) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands and (viii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules. A reconciliation of these measures is included in the financial information later in this release, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.pvh.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue, earnings or cash flows, whether as a result of the receipt of new information, future events or otherwise.

PHILLIPS-VAN HEUSEN CORPORATION

Consolidated Income Statements

(In thousands, except per share data)

	Quarter Ended
	11/2/08
	Results			Quarter
	Under		Non-GAAP	Ended
	GAAP	Adjustments(1)	Results	11/4/07

Net sales	$636,210	$(28,597)	$607,613	$611,399
Royalty revenue	66,690		66,690	62,851
Advertising and other revenue	24,584		24,584	22,120
Total revenue	$727,484	$(28,597)	$698,887	$696,370

Gross profit on net sales	$250,026	$ (7,022)	$243,004	$243,637
Gross profit on royalty, advertising and other revenue	91,274		91,274	84,971
Total gross profit	341,300	(7,022)	334,278	328,608

Selling, general and administrative expenses	254,832	(13,099)	241,733	226,310

Earnings before interest and taxes	86,468	6,077	92,545	102,298

Interest expense, net	7,031		7,031	4,105

Pre-tax income	79,437	6,077	85,514	98,193

Income tax expense	25,738	2,294	28,032	37,314

Net income	$ 53,699	$ 3,783	$ 57,482	$ 60,879

Diluted net income per share(2)	$ 1.03		$ 1.10	$ 1.05

(1)

Adjustments for the quarter ended November 2, 2008 represent the elimination of the operations of the Company’s Geoffrey Beene outlet retail division and the costs associated with the closing of such division.

(2)

Please see Note 2a to the Notes to Consolidated Income Statements for the calculations of diluted net income per share.

PHILLIPS-VAN HEUSEN CORPORATION

Consolidated Income Statements

(In thousands, except per share data)

	Nine Months Ended
	11/2/08
	Results			Nine Months
	Under		Non-GAAP	Ended
	GAAP	Adjustments(1)	Results	11/4/07

Net sales	$1,659,676	$(78,384)	$1,581,292	$1,620,714
Royalty revenue	182,653		182,653	159,440
Advertising and other revenue	71,820		71,820	60,498
Total revenue	$1,914,149	$(78,384)	$1,835,765	$1,840,652

Gross profit on net sales	$ 686,554	$(30,710)	$ 655,844	$ 678,696
Gross profit on royalty, advertising and other revenue	254,473		254,473	219,938
Total gross profit	941,027	(30,710)	910,317	898,634

Selling, general and administrative expenses	719,364	(44,895)	674,469	642,856

Gain on sale of investments	1,864		1,864	3,335

Earnings before interest and taxes	223,527	14,185	237,712	259,113

Interest expense, net	20,370		20,370	12,522

Pre-tax income	203,157	14,185	217,342	246,591

Income tax expense	73,451	5,319	78,770	93,606

Net income	$ 129,706	$ 8,866	$ 138,572	$ 152,985

Diluted net income per share(2)	$ 2.48		$ 2.65	$ 2.65

(1)

Adjustments for the nine months ended November 2, 2008 represent the elimination of the operations of the Company’s Geoffrey Beene outlet retail division and the costs associated with the closing of such division.

(2)

Please see Note 2b to the Notes to Consolidated Income Statements for the calculations of diluted net income per share.

Notes to Consolidated Income Statements:

1.

The Company believes presenting its 2008 results excluding the operating results and exit costs associated with the Company’s Geoffrey Beene outlet retail division, which is on a non-GAAP basis, provides useful additional information to investors. The Company believes that the exclusion of such amounts facilitates  comparing current results against future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. Such results are also the basis for certain incentive compensation calculations.

2a. The Company computed its quarterly diluted net income per share as follows:

(In thousands, except per share data)

	Quarter Ended
	11/2/08
	Results		Non-	Quarter
	Under		GAAP	Ended
	GAAP	Adjustments	Results	11/4/07

Net income	$53,699	$3,783(1)	$57,482	$60,879

Weighted average shares outstanding	51,467		51,467	56,475
Weighted average impact of dilutive securities	827		827	1,358

Total shares	52,294		52,294	57,833

Diluted net income per share	$ 1.03		$ 1.10	$ 1.05

(1)

Represents the impact on net income from the elimination of the operating results and exit costs associated with the Company’s Geoffrey Beene outlet retail division.

2b. The Company computed its year to date diluted net income per share as follows:

(In thousands, except per share data)

	Nine Months Ended
	11/2/08			Nine
	Results		Non-	Months
	Under		GAAP	Ended
	GAAP	Adjustments	Results	11/4/07

Net income	$129,706	$8,866(1)	$138,572	$152,985

Weighted average shares outstanding	51,411		51,411	56,248
Weighted average impact of dilutive securities	933		933	1,512

Total shares	52,344		52,344	57,760

Diluted net income per share	$ 2.48		$ 2.65	$ 2.65

(1)

Represents the impact on net income from the elimination of the operating results and exit costs associated with the Company’s Geoffrey Beene outlet retail division.

PHILLIPS-VAN HEUSEN CORPORATION

Consolidated Balance Sheets

(In thousands)

	November 2,	November 4,
	2008	2007
ASSETS
Current Assets:
Cash and Cash Equivalents	$ 197,557	$ 336,629
Trade Receivables	301,173	264,083
Other Receivables	15,124	10,590
Inventories	329,001	332,107
Other Current Assets	34,554	40,084
Total Current Assets	877,409	983,493
Property, Plant and Equipment	253,284	202,748
Goodwill and Other Intangible Assets	1,108,731	1,036,032
Other Assets	44,475	29,573
	$2,283,899	$2,251,846

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$ 349,597	$ 323,296
Other Liabilities	443,673	418,469
Long-Term Debt	399,564	399,549
Stockholders’ Equity	1,091,065	1,110,532
	$2,283,899	$2,251,846

PHILLIPS-VAN HEUSEN CORPORATION

Business Data

(In thousands)

	Quarter Ended
	11/2/08

	Results			Quarter
	Under		Non-GAAP	Ended
	GAAP	Adjustments(1)	Results	11/4/07
Revenue – Wholesale and Retail
Net sales	$628,125	$(28,597)	$599,528	$611,399
Royalty revenue	6,166		6,166	6,511
Advertising and other revenue	1,883		1,883	1,986
Total	636,174	(28,597)	607,577	619,896

Revenue – Calvin Klein Licensing
Royalty revenue	60,524		60,524	56,340
Advertising and other revenue	22,701		22,701	20,134
Total	83,225		83,225	76,474

Revenue – Other(2)
Net sales	8,085		8,085	-
Total	8,085		8,085	-

Total Revenue
Net sales	636,210	(28,597)	607,613	611,399
Royalty revenue	66,690		66,690	62,851
Advertising and other revenue	24,584		24,584	22,120
Total	$727,484	$(28,597)	$698,887	$696,370

Earnings before interest and taxes –
Wholesale and Retail	$ 65,921	$ 6,077	$ 71,998	$ 80,882

Earnings before interest and taxes –
Calvin Klein Licensing	37,043		37,043	35,714

Earnings before interest and taxes –
Other(2)	(16,496)		(16,496)	(14,298)

Earnings before interest and taxes	$ 86,468	$ 6,077	$ 92,545	$102,298

The domestic and international components of earnings before interest and taxes were as follows:

	Quarter Ended			Quarter
	11/2/08			Ended
	GAAP	Adjustments(1)	Non-GAAP	11/4/07

Domestic	$64,348	$6,077	$70,425	$ 78,423
%	74%	100%	76%	77%
International	22,120		22,120	23,875
%	26%		24%	23%
Total	$86,468	$6,077	$92,545	$102,298
%	100%	100%	100%	100%

(1)

Adjustments for the quarter ended November 2, 2008 represent the elimination of the operations of the Company’s Geoffrey Beene outlet retail division and the costs associated with the closing of such division.

(2)

The results of the Company’s Calvin Klein Collection wholesale business, which was acquired in the fourth quarter of 2007, and corporate expenses not allocated to any reportable segments are included in Other.

PHILLIPS-VAN HEUSEN CORPORATION

Business Data

(In thousands)

	Nine Months Ended
	11/2/08
				Nine
	Results			Months
	Under		Non-GAAP	Ended
	GAAP	Adjustments(1)	Results	11/4/07
Revenue – Wholesale and Retail
Net sales	$1,641,458	$(78,384)	$1,563,074	$1,620,714
Royalty revenue	18,399		18,399	18,729
Advertising and other revenue	5,519		5,519	5,909
Total	1,665,376	(78,384)	1,586,992	1,645,352

Revenue – Calvin Klein Licensing
Royalty revenue	164,254		164,254	140,711
Advertising and other revenue	66,301		66,301	54,589
Total	230,555		230,555	195,300

Revenue – Other(2)
Net sales	18,218		18,218	-
Total	18,218		18,218	-

Total Revenue
Net sales	1,659,676	(78,384)	1,581,292	1,620,714
Royalty revenue	182,653		182,653	159,440
Advertising and other revenue	71,820		71,820	60,498
Total	$1,914,149	$(78,384)	$1,835,765	$1,840,652

Earnings before interest and taxes –
Wholesale and Retail	$ 155,489	$ 14,185	$ 169,674	$ 205,181

Earnings before interest and taxes –
Calvin Klein Licensing	115,769		115,769	95,501

Earnings before interest and taxes –
Other(2)	(47,731)		(47,731)	(41,569)

Earnings before interest and taxes	$ 223,527	$ 14,185	$ 237,712	$ 259,113

The domestic and international components of earnings before interest and taxes were as follows:

	Nine Months Ended			Nine Months
	11/2/08			Ended
	GAAP	Adjustments(1)	Non-GAAP	11/4/07

Domestic	$153,743	$14,185	$167,928	$197,893
%	69%	100%	71%	76%
International	69,784		69,784	61,220
%	31%		29%	24%
Total	$223,527	$14,185	$237,712	$259,113
%	100%	100%	100%	100%

(1)

Adjustments for the nine months ended November 2, 2008 represent the elimination of the operations of the Company’s Geoffrey Beene outlet retail division and the costs associated with the closing of such division.

(2)

The results of the Company’s Calvin Klein Collection wholesale business, which was acquired in the fourth quarter of 2007, and corporate expenses not allocated to any reportable segments are included in Other.

PHILLIPS-VAN HEUSEN CORPORATION

Reconciliations of GAAP to non-GAAP 2008 Estimates

The Company believes presenting its estimated 2008 results excluding the operating results and exit costs associated with the Company’s Geoffrey Beene outlet retail division, which is on a non-GAAP basis, provides useful additional information to investors. The Company believes that the exclusion of such amounts facilitates comparing current results against future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company has provided the reconciliations set forth below to present its estimates of earnings per share and operating margin on a GAAP basis and excluding these amounts. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s earnings per share excluding these amounts are also the basis for certain incentive compensation calculations.

2008 Full Year Earnings Per Share

GAAP earnings per share estimated range	$2.71 - $2.81

Estimated per share impact of operating results and exit costs associated with Geoffrey Beene outlet retail division
(pre-tax charges of approximately $24 million, or $15 million after tax)	$0.29

Estimated earnings per share range excluding Geoffrey Beene
operating results and exit costs	$3.00 - $3.10

2008 Fourth Quarter Earnings Per Share

GAAP earnings per share estimated range	$0.23 - $0.33

Estimated per share impact of operating results and exit costs associated with Geoffrey Beene outlet retail division
(pre-tax charges of approximately $10 million, or $6 million after tax)	$0.12

Estimated earnings per share range excluding Geoffrey Beene
operating results and exit costs	$0.35 - $0.45